EXHIBIT 99.1

TEJON RANCH CO. REPORTS

THIRD QUARTER RESULTS OF OPERATIONS – 2008

TEJON RANCH, Calif., November 5, 2008 – Tejon Ranch Co. (NYSE:TRC), today announced both financial results for the first nine months of 2008 and the results of operations for the third quarter of the year. The results show an increase in revenue from operations for the first nine months of 2008 and for the third quarter of 2008, compared to the same respective time frames in 2007, and significant net income for both time periods. Revenue from operations for the third quarter of 2008 was $14,482,000 compared to $10,961,000 of revenue during the same period in 2007, producing a third quarter net income of $3,884,000, or $0.22 per common share in 2008. All per share references in this release are presented on a fully-diluted basis.

Revenue from operations for the nine months ending September 30, 2008 was $29,749,000, a $7,386,000 increase over the $22,363,000 in revenue generated during the first nine months of 2007. That revenue produced a net income of $4,135,000, or $0.24 per common share, for the first three quarters of the year.

Results of Operations for the First Nine Months of 2008:

The growth in revenue from operations during the first nine months of 2008 was due to increased commercial/industrial real estate revenue. Commercial/industrial real estate revenue grew $8,945,000, when compared to the prior year, due to an improvement in revenue of $5,877,000 from the sale of developed and undeveloped land and increased oil and mineral revenue of $3,064,000. Land sales consisted of 27.9 acres in Tejon Industrial Complex – West (TIC) for

$4,731,000 and 700 acres of undeveloped agricultural land for $1,858,000. Total land sales revenue for the first nine months of 2008 was $6,589,000 compared to $712,000 during the same period of 2007. Oil and mineral revenues improved due to higher commodity prices and higher production levels. However, farming revenues decreased $1,559,000 during the first nine months of 2008 primarily due to a decrease in pistachio revenue as a result of decreased production in this off-cycle year, the absence of walnut revenue because such trees were removed during 2008, and because of fewer prior-year crop almonds being available for sale during 2008. Additionally, non-operating other income declined because of losses incurred on the sale of securities, fair value adjustments to the investment portfolio, and a decrease in the amount of funds invested, which resulted in lower investment income.

The net income the Company produced during the first nine months of 2008, however, was less than the same period in 2007, which saw a net income of $6,348,000, or $0.36 per common share, primarily due to a decline in equity in earnings of unconsolidated joint ventures and increased expenses in each operating segment. The decline in equity in earnings of unconsolidated joint ventures is related to the sale of the building owned by the Tejon/Dermody joint venture during the third quarter of 2007, which resulted in an $8,545,000 gain in the prior year. Expenses within our commercial/industrial segment increased $1,594,000 during the first nine months of 2008, compared to the same period in 2007, due to $1,152,000 of cost of sales related to land, increased legal fees and sales commissions related to leasing and sales transactions, and increased commercial water costs. Within our resort/residential real estate segment, expenses increased $742,000 during the first nine months of 2008 due primarily to increases in stock compensation costs. Corporate costs increased $180,000 during the period due primarily to higher professional services fees and amortization of new long-term water contracts. The increase in corporate expenses and commercial/industrial segment expenses were partially offset by a decrease in stock compensation cost due to changes in estimates related to performance goals at our TIC development.

Results of Operations for the Third Quarter of 2008:

Revenues from operations during the third quarter of 2008, as compared to the same period of 2007, increased $3,521,000. This improvement is primarily attributable to a land sale transaction of $2,300,000 and improved oil and mineral revenue of $1,555,000. Farming revenue declined $360,000 as a result of fewer pistachio sales in the third quarter of 2008, as compared to the prior year, because of reduced production.

Net income for the third quarter of 2008 is also less than the $6,204,000, or $0.35 per share, earned in 2007, again primarily attributable to the decline in equity in earnings of unconsolidated joint ventures as described earlier. Helping to offset this decline in earnings was the improvement in revenue discussed above and reduced expenses in our commercial/industrial real estate segment and in our corporate activities. We experienced reduced expenses in these areas primarily as a result of stock compensation adjustments related to changes in estimates that occurred during this quarter and that were described earlier.

2008 Outlook:

The Company expects the variability of its quarterly and annual operating results to continue. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations. Since our residential housing projects, Centennial and Tejon Mountain Village, are in the entitlement phase of development, we do not have inventory for sale in the market, and therefore our business plans to date have not been affected by the recession in the housing industry. However, we cannot project the condition of the housing market or the stability of the mortgage industry at the time these residential projects move into their development and marketing phases. We do expect some slow down within our TIC development related to the slowing economy and the tighter credit markets, which has put pressure on many firms to delay expansion activities. We cannot project the duration of this downturn but we do expect it to have a negative impact on activities at TIC.

During the remainder of 2008, the Company expects to continue to invest funds toward the achievement of entitlements of the aforementioned residential housing projects and also for the completion of infrastructure development within its active industrial development, Tejon Industrial Complex.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Revenues:
Real estate - commercial/industrial	$8,046	$4,165	$21,358	$12,413
Farming	6,436	6,796	8,391	9,950

Total revenues	14,482	10,961	29,749	22,363
Costs and Expenses:
Real estate - commercial/industrial	2,823	3,289	10,535	8,941
Real estate - resort/residential	1,458	1,008	3,228	2,486
Farming	4,794	4,686	6,919	6,882
Corporate expenses	1,060	2,081	6,394	6,214

Total expenses	10,135	11,064	27,076	24,523

Operating income (loss)	4,347	(103)	2,673	(2,160)
Other income (expense)
Investment income	358	908	1,534	2,596
Interest expense	—	—	(70)	(70)
Other income	83	15	331	30

Total other income	441	923	1,795	2,556
Income from operations before equity in earnings of unconsolidated joint ventures	4,788	820	4,468	396
Equity in earnings of unconsolidated joint ventures, net	834	9,454	1,522	10,119

Income before income tax expense	5,622	10,274	5,990	10,515
Income tax expense	1,738	4,070	1,855	4,167

Net income	3,884	6,204	4,135	6,348

Net income per share, basic	$0.23	$0.37	$0.25	$0.38

Net income per share, diluted	$0.22	$0.35	$0.24	$0.36

Weighted average number of shares outstanding:
Common stock	16,959,133	16,899,593	16,929,870	16,844,049
Common stock equivalents – stock options	597,359	608,717	666,865	664,962

Diluted shares outstanding	17,556,492	17,508,310	17,596,735	17,509,011